U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Waveland International, Ltd.
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   (Last)                           (First)             (Middle)

1850 Second Street, Suite 201
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                                    (Street)

Highland Park, Illinois 60035
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Heartland Partners, L.P. (AMEX:HTL)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

September 12, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person

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

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                                   3.           Disposed of (D)                 Securities     Form:     7.
                                                   Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                     2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                   Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                    Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                           (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

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Class A Limited Partnership Units    09/12/02        S               300         D   $9.7500  14,251(1)       D
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Explanation of Responses:
(1) Waveland International,Ltd. ("WIL") formerly held 14,551 units of which it sold 300 on September 12, 2002.  The Reporting
    Persons are related entities and may therefore be deemed to have an indirect ownership interest (pecuniary) in such units.


*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                    (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security           Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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===================================================================================================================================


WAVELAND INTERNATIONAL, LTD.

By: David S. Richter, Director


/s/ David S. Richter                                      September 16, 2002
--------------------------------------------            -----------------------
     **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                               ATTACHMENT


     Pursuant to Rules 16a-1(a)(3) and 16a-3(j) of the Securities Exchange Act of 1934 and General Instruction 4(b)(v) of Form 4, the undersigned hereby execute this attachment as joint filers with respect to the foregoing Statement of Changes in Beneficial Ownership (Statement for September 2002) regarding certain Class A Limited Partnership Units of Heartland Partners, L.P. (AMEX: HTL):


        WAVELAND INTERNATIONAL, LTD.
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035
          By: WAVELAND INTERNATIONAL, LTD.

                  By: /s/ David S. Richter
                      ----------------------------
                       David S. Richter, Director


        WAVELAND PARTNERS, L.P.
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035
          By: Waveland Capital Management, L.P.
              Its: General Partner
              By: Clincher Capital Corporation
                  Its: General Partner

                  By: /s/ David S. Richter
                      ----------------------------
                       David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, L.P.
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035
        By: Clincher Capital Corporation
              Its: General Partner

              By: /s/ David S. Richter
                 ----------------------------
                  David S. Richter, President


        CLINCHER CAPITAL CORPORATION
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035

        By:   /s/ David S. Richter
             -----------------------------
               David S. Richter, President


        WAVELAND CAPITAL MANAGEMENT, LLC
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035

        By:  /s/ David S. Richter
             --------------------------
             David S. Richter, Manager


        WAVELAND PARTNERS, LTD.
        1850 Second Street, Suite 201
        Highland Park, Illinois 60035

        By:  /s/ David S. Richter
             ---------------------------
              David S. Richter, Director


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